Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2022 RESULTS

PHOENIX, AZ., October 27, 2022—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 27 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended September 30, 2022.

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Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

For the three months ended September 30, 2022:

●	Service revenue was $208.7 million for the third quarter of 2022, an increase of $1.9 million, or 0.9%, as compared to service revenue of $206.8 million for the third quarter of 2021. The increase year over year in service revenue was primarily due to an increase in GCU traditional campus enrollments of 8.0% and increases in revenue per student year over year, partially offset by a decrease in online enrollments at GCU of 4.7% (see - Impact of COVID-19 below) and to a lesser extent, students in a university partner’s OTA program of 22.7% (see - Impact of COVID-19 below). Additionally, GCU’s traditional campus Fall semester moved forward one day compared to the third quarter of 2021, which increased service revenues earned in the third quarter by $1.5 million. The increase in revenue per student between years is primarily due to the service revenue impact of the increased room, board and other ancillary revenues at GCU in the third quarter of 2022 as compared to the prior year period although the impact of this growth is not as significant in the 3rd quarter of each year as it is in the 1st and 4th quarters as the Fall semester does not begin until the first week in September. In addition, service revenue per student for ABSN students at off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students take more credits on average per semester.
●	Partner enrollments totaled 116,202 at September 30, 2022 as compared to 118,832 at September 30, 2021. University partner enrollments at our off-campus classroom and laboratory sites were 5,695, an increase of 0.8% over enrollments at September 30, 2021, which includes 421 GCU students at September 30, 2022. This growth rate has slowed over the past year primarily due to the 22.7% decline in OTA students as the university partner stopped admitting new students for most of 2021 due to clinical placement backlog. Year over year ABSN students increased 2.7% at September 30, 2022. In a joint decision between us and one of our university partners, two ABSN off-campus classroom and laboratory sites were closed at the beginning of this year to allow the university partner to focus its resources closer to its home location. Excluding the prior year enrollments from locations that have been closed in the past twelve months, ABSN students grew by 7.5% year over year. We did open six new off-campus classroom and laboratory sites in the nine months ended September 30, 2022 increasing the total number of these sites to 35 at September 30, 2022 and we anticipate opening six to eight more in 2023 which should re-accelerate the ABSN student enrollment growth. Enrollments at GCU declined to 110,928 at September 30, 2022, a decrease of 2.2% over enrollments at September 30, 2021 primarily due to the decrease in GCU online enrollments between years. Enrollments for GCU ground students were 25,350 at September 30, 2022 up from 23,628 at September 30, 2021 primarily due to a 8.0% increase in traditional ground students between years.
●	Operating income for the three months ended September 30, 2022 was $35.5 million, a decrease of $9.8 million as compared to $45.3 million for the same period in 2021. The operating margin for the three months ended September 30, 2022 was 17.0%, compared to 21.9% for the same period in 2021.

●	Interest income, net of interest expense decreased from $14.5 million in the third quarter of 2021 to $0.7 million in the third quarter of 2022 primarily due to the payoff of the Secured Note receivable and the cancellation and repayment of the credit facility, both of which occurred in the fourth quarter of 2021.

●	Income tax expense for the three months ended September 30, 2022 was $6.2 million, a decrease of $6.0 million, as compared to income tax expense of $12.2 million for the three months ended September 30, 2021. This decrease was the result of a decrease in our taxable income and a decrease in our effective tax rate between periods. Our effective tax rate was 17.2% during the third quarter of 2022 compared to 20.3% during the third quarter of 2021. In the third quarter of 2022 and 2021, the effective tax rate was favorably impacted by the contributions in lieu of state income taxes of $5.0 million in July 2022 and 2021. The impact of the contributions in the third quarter of 2022 had a greater impact on the effective tax rate than it did in the third quarter of 2021 due to lower income before taxes.

●	Net income decreased 37.0% to $30.0 million for the third quarter of 2022, compared to $47.7 million for the same period in 2021. As adjusted net income was $32.2 million and $49.3 million for the third quarters of 2022 and 2021, respectively.

●	Diluted net income per share was $0.96 and $1.08 for the third quarters of 2022 and 2021, respectively. As adjusted diluted net income per share was $1.02 and $1.11 for the third quarters of 2022 and 2021, respectively.

●	Adjusted EBITDA decreased 13.9% to $53.1 million for the third quarter of 2022, compared to $61.7 million for the same period in 2021.

For the nine months ended September 30, 2022:

●	Service revenue for the nine months ended September 30, 2022 was $652.6 million, an increase of $7.4 million, or 1.1%, as compared to service revenue of $645.2 million for the nine months ended September 30, 2021. The increase year over year in service revenue was primarily due to increases in GCU traditional campus enrollments and revenue per student year over year partially offset by a decrease in online enrollments at GCU of 4.7% (see - Impact of COVID-19 below) and to a lesser extent, students in a university partner’s OTA program of 22.7% (see - Impact of COVID-19 below). Additionally, GCU’s traditional campus Fall semester moved up one day compared to the nine months ended September 30, 2021, which increased service revenues earned in the nine months ended September 30, 2022 by $1.5 million. The increase in revenue per student between years is primarily due to the service revenue impact of the increased room, board and other ancillary revenues at GCU in the first nine months of 2022 as compared to the prior year period (see - Impact of COVID-19 below) and the increase in revenue per student at off-campus classroom and laboratory sites. Service revenue per student for ABSN students at off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students take more credits on average per semester.
●	Operating income for the nine months ended September 30, 2022 was $146.8 million, a decrease of $33.0 million as compared to $179.8 million for the same period in 2021. The operating margin for the nine months ended September 30, 2022 was 22.5%, compared to 27.9% for the same period in 2021.

●	Interest income, net of interest expense decreased from $42.6 million for the nine months ended September 30, 2021 to $1.3 million for the nine months ended September 30, 2022 primarily due to the payoff of the Secured Note receivable and the cancellation and repayment of the credit facility, both of which occurred in the fourth quarter of 2021.

●	Income tax expense for the nine months ended September 30, 2022 was $34.5 million, a decrease of $12.7 million, or 27.0%, as compared to income tax expense of $47.2 million for the nine months ended September 30, 2021. This decrease was the result of a decrease in our taxable income partially offset by an increase in our effective tax rate between periods. Our effective tax rate was 23.3% during the nine months ended September 30, 2022 compared to 21.2% during the nine months ended September 30, 2021. In the nine months ended September 30, 2021, the effective tax rate was significantly impacted by excess tax benefits of $4.4 million as a result of exercises of the remaining stock options held by employees prior to their expiration. Excess tax benefits totaled only $0.1 million in the nine months ended September 30, 2022. The effective tax rate was favorably impacted by the contributions in lieu of state income taxes of $5.0 million in July 2022 and 2021. The impact of the contributions in 2022 had a greater impact on the effective tax rate than it did in 2021 due to lower income before taxes.

●	Net income decreased 35.1% to $113.6 million for the nine months ended September 30, 2022, compared to $175.2 million for the same period in 2021. As adjusted net income was $119.4 million and $180.2 million for the nine months ended September 30, 2022 and 2021, respectively.

●	Diluted net income per share was $3.47 and $3.86 for the nine months ended September 30, 2022 and 2021, respectively. As adjusted diluted net income per share was $3.65 and $3.97 for the nine months ended September 30, 2022 and 2021, respectively.

●	Adjusted EBITDA decreased 13.4% to $189.1 million for the nine months ended September 30, 2022, compared to $218.4 million for the same period in 2021.

Liquidity and Capital Resources

Our unrestricted cash and cash equivalents and investments were $108.3 million at September 30, 2022 and $600.9 million at December 31, 2021. Our liquidity position, as measured by cash and cash equivalents and investments decreased by $492.7 million between December 31, 2021 and September 30, 2022, which was largely attributable to share repurchases in accordance with our share repurchase program and capital expenditures during the nine months ended September 30, 2022 of $571.6 million and $26.3 million, respectively, partially offset by cash provided by operating activities of $110.5 million.

Share Repurchase Plan

GCE announced today that on October 26, 2022, the Company’s Board of Directors increased the authorization under its existing stock repurchase program by $200.0 million, reflecting an aggregate authorization for share repurchases since the initiation of our program of $1,845.0 million. The new authorization allows the Company to repurchase the Company’s common stock from time to time at management’s discretion during the period ended December 31, 2023, unless such period is extended or shortened by the Board of Directors. As of October 26, 2022, there remained $203.6 million available under our current share repurchase authorization, which includes the increased authorization of $200.0 million. As of October 25, 2022, the Company had 31,147,188 shares of common stock outstanding. The plan permits the Company to make purchases in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The level of purchase activity is subject to market conditions and other investment opportunities. The plan does not obligate GCE to acquire any particular amount of common stock and may be suspended or discontinued at any time. The repurchase program may be funded using the Company’s available cash, investments and positive operating cash flows.

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Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

Impact of COVID-19

Since March 2020, the world has been, and continues to be, impacted by the COVID-19 pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments that have occurred at various times since March 2020, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners.

Pursuant to the Master Services Agreement, GCE provides education services to GCU in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course. GCU has four types of students: traditional ground university students, who attend class on its campus in Phoenix, Arizona and of which approximately 70% have historically lived on campus in university owned residence halls; professional studies students, who are working adult students who attend class one night a week on the Phoenix campus; online students who attend class fully online; and students who are studying in hybrid programs in which the ground component takes place at off-campus classroom and laboratory sites.

The COVID-19 outbreak, as well as measures taken to contain its spread, has impacted GCU’s students and its business in a number of ways. A full description of those impacts is described in our 2021 Form 10-K. Below is an explanation of those impacts from the COVID-19 pandemic, that had an effect on GCU’s tuition and non-tuition revenue during 2021 and the first nine months of 2022 and, consequently, the service revenues we earned under the Master Services Agreement:

●	Room, board and certain fee income was negatively impacted in the Spring semester of 2021 for GCU’s traditional students as the first week of the Spring 2021 semester was completed in an online modality to provide greater flexibility for students returning to campus after the holidays. Face-to-face instruction for the semester commenced on January 11, 2021 and ended April 1, 2021 for approximately 80% of classes, followed by two weeks of online instruction. Approximately 3,500 traditional ground students elected to complete the Spring 2021 semester entirely in the online modality. GCU’s ground traditional students residing on campus in GCU’s residence halls returned to historical levels in the Spring semester of 2022 and the entire semester was conducted face-to-face. Thus, GCU experienced a significant year over year increase in these revenues, primarily in the first four months of 2022 as compared to 2021 and thus the service revenues earned by GCE;

●	During the second quarter of 2020, GCU’s online enrollment growth accelerated significantly into the high single digits. The increased level of online enrollment at that time resulted from a combination of factors including an acceleration of new students starting programs, a higher-than-expected number of students returning to the university that had taken a break from their program (“re-enters”) and a lower-than-expected number of students deciding to drop out of or take a break from their program. We believe these trends were primarily caused by the shutdowns precipitated by the COVID-19 outbreak as greater numbers of working adults decided to return to school to finish undergraduate degree programs that they had previously started or to start new graduate degree programs during this time. These trends generally continued through the first quarter of 2021. Beginning in the second quarter of 2021, online enrollment growth rates as compared to the prior year period began to slow as both new enrollments and re-enters were down year over year, the numbers of students dropping out of school or taking periodic breaks in their program returned to historical levels and students completing their programs increased significantly on a year over year basis. These trends continued through the rest of 2021 and thus the year over year online growth rate continued to decline. The decline in new enrollments as compared to the prior year beginning in the second quarter of 2021 was also the result of recruitment challenges caused by the reduced access to schools, hospitals, and businesses where our potential students work. In the third quarter of 2022, we have seen an online new student increase over the prior year. As the year over year comparables returned to historical levels in the third quarter of 2022 and schools, hospitals and businesses are generally reopened, our online enrollment growth rate has begun to re-accelerate; and

●	Professional studies students have declined significantly since the onset of the COVID-19 outbreak. Professional studies students at that time were converted to the online learning environment; since then, most have completed their programs while no new cohorts have been started until very recently. Now that the university has approved the recruitment of new professional studies cohorts, we anticipate that the number of these students will begin to grow.

The changes described above at GCU have impacted or will impact GCE’s service revenue under the Master Services Agreement. In addition, due to the limited operating expenses that we incur to deliver those services, there has been or will be a direct reduction in our operating profit and operating margin.

GCE also provides services to numerous university partners across the United States, including GCU, at off-campus classroom and laboratory sites. The majority of these university partners’ students are studying in the Accelerated Bachelor of Science in Nursing (“ABSN”) program which is offered in a 12-16-month format in three or four academic semesters. Beginning with the Summer 2021 semester we experienced a decline in revenue per student from students in these programs caused primarily by some students delaying their scheduled clinical courses due to vaccine mandates at hospital partners and we started to see a reduction in our off-site classroom and laboratory student enrollment growth rate due primarily to delays in the opening of scheduled new sites and requests by some of our university or hospital partners or their state regulatory boards to reduce cohort sizes due to concerns over potential clinical faculty availability caused by nursing and other healthcare employee shortages. This is especially true with one of our university partner’s Occupational Therapy Assistants (“OTA”) program in which enrollment declined 22.7% between September 30, 2021 and 2022 as the university partner stopped admitting new students for most of 2021 due to clinical placement backlog. None of our ABSN partners have stopped admitting new students but some locations that were scheduled to open in 2021 and 2022 have been pushed back and some existing partners have reduced incoming cohort sizes due to the concern that there are not enough nurses to serve as clinical faculty.

No other changes are currently anticipated with our other university partners that would have a material impact on GCE’s service revenue, operating profit and operating margins. However, if one of our university partners were to close an off-campus classroom and laboratory site or take some other action that adversely impacted program enrollment, such an event would reduce the service revenues earned by GCE.

Beginning at the time of the COVID-19 outbreak a large percentage of our workforce began to work remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, and thereby result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.

Grand Canyon Education, Inc. Reports Third Quarter 2022 and Full Year Outlook

2022 Outlook

Q4 2022:

●	Service revenue of between $255.5 million and $256.5 million;
●	Operating margin of between 34.0% and 34.1%;
●	Effective tax rate of 23.0%;
●	Diluted EPS of between $2.18 and $2.19; and
●	30.9 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.05 impact on diluted EPS.

Full Year 2022:

●	Service revenue of between $908.1 million and $909.1 million;
●	Operating margin of between 25.7% and 25.8%;
●	Effective tax rate of 23.2%;
●	Diluted EPS between $5.61 and $5.62; and
●	32.3 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $6.5 million and losses on fixed asset disposals net of taxes of $0.9 million, which equates to a $0.23 impact on diluted EPS.

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, including the continuing, and potential future, adverse effects of the COVID-19 pandemic, or public health crises: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2021, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2022 results and full year 2022 outlook during a conference call scheduled for today, October 27, 2022 at 4:30 p.m. Eastern time (ET).

Live Conference Dial-In:

Those interested in participating in the question-and-answer session should follow the conference dial-in instructions below. Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. Please dial in at least ten minutes prior to the start of the call.  Journalists are invited to listen only.

Webcast and Replay:

Investors, journalists and the general public may access a live webcast of this event at: Q3 2022 Grand Canyon Education Inc. Earnings Conference Call. A webcast replay will be available approximately two hours following the conclusion of the call at the same link.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 27 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
(In thousands, except per share data)
Service revenue	$208,720	$206,767	$652,606	$645,188
Costs and expenses:
Technology and academic services	37,641	35,536	112,136	101,263
Counseling services and support	67,235	62,209	200,773	184,380
Marketing and communication	50,651	47,150	151,237	140,326
General and administrative	15,576	14,451	35,323	33,114
Amortization of intangible assets	2,105	2,105	6,315	6,315
Total costs and expenses	173,208	161,451	505,784	465,398
Operating income	35,512	45,316	146,822	179,790
Interest income on Secured Note	—	15,031	—	44,353
Interest expense	—	(741)	(5)	(2,303)
Investment interest and other	745	218	1,294	577
Income before income taxes	36,257	59,824	148,111	222,417
Income tax expense	6,249	12,166	34,463	47,186
Net income	$30,008	$47,658	$113,648	$175,231
Earnings per share:
Basic income per share	$0.96	$1.08	$3.48	$3.87
Diluted income per share	$0.96	$1.08	$3.47	$3.86
Basic weighted average shares outstanding	31,302	44,212	32,623	45,272
Diluted weighted average shares outstanding	31,387	44,298	32,709	45,404

Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of September 30,	As of December 31,
(In thousands, except par value)	2022	2021
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$39,887	$600,941
Investments	68,403	—
Accounts receivable, net	101,170	70,063
Income taxes receivable	3,589	1,275
Other current assets	10,184	8,766
Total current assets	223,233	681,045
Property and equipment, net	144,872	136,120
Right-of-use assets	75,086	57,652
Amortizable intangible assets, net	178,904	185,219
Goodwill	160,766	160,766
Other assets	1,683	1,943
Total assets	$784,544	$1,222,745
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$18,829	$24,306
Accrued compensation and benefits	33,100	32,714
Accrued liabilities	28,964	27,593
Income taxes payable	37	5,895
Deferred revenue	6,102	10
Current portion of lease liability	8,555	7,426
Total current liabilities	95,587	97,944
Deferred income taxes, noncurrent	26,199	25,962
Other long-term liabilities	442	37
Lease liability, less current portion	70,760	53,755
Total liabilities	192,988	177,698
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,830 and 53,637 shares issued and 31,377 and 37,722 shares outstanding at September 30, 2022 and December 31, 2021, respectively	538	536
Treasury stock, at cost, 22,453 and 15,915 shares of common stock at September 30, 2022 and December 31, 2021, respectively	(1,683,417)	(1,107,211)
Additional paid-in capital	306,152	296,670
Accumulated other comprehensive loss	(417)	—
Retained earnings	1,968,700	1,855,052
Total stockholders’ equity	591,556	1,045,047
Total liabilities and stockholders’ equity	$784,544	$1,222,745

Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2022	2021

Cash flows provided by operating activities:
Net income	$113,648	$175,231
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	9,484	8,715
Depreciation and amortization	17,023	16,401
Amortization of intangible assets	6,315	6,315
Deferred income taxes	368	2,333
Other, including fixed asset impairments	1,013	478
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	(31,107)	(32,815)
Other assets	(1,288)	(2,451)
Right-of-use assets and lease liabilities	700	445
Accounts payable	(5,768)	23,487
Accrued liabilities	2,162	13,358
Income taxes receivable/payable	(8,172)	(5,806)
Deferred revenue	6,092	3,204
Net cash provided by operating activities	110,470	208,895
Cash flows used in investing activities:
Capital expenditures	(26,301)	(21,352)
Additions of amortizable content	(294)	(409)
Funding to GCU	—	(190,000)
Repayment by GCU	—	190,000
Purchases of investments	(132,096)	(56,335)
Proceeds from sale or maturity of investments	63,373	66,792
Net cash used in investing activities	(95,318)	(11,304)
Cash flows used in financing activities:
Principal payments on notes payable	—	(24,859)
Repurchase of common shares and shares withheld in lieu of income taxes	(576,206)	(360,179)
Net proceeds from exercise of stock options	—	2,680
Net cash used in financing activities	(576,206)	(382,358)
Net decrease in cash and cash equivalents and restricted cash	(561,054)	(184,767)
Cash and cash equivalents and restricted cash, beginning of period	600,941	245,769
Cash and cash equivalents and restricted cash, end of period	$39,887	$61,002
Supplemental disclosure of cash flow information
Cash paid for interest	$5	$2,399
Cash paid for income taxes	$41,118	$48,408
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,827	$1,802
ROU Asset and Liability recognition	$17,434	$3,775

Grand Canyon Education, Inc. Reports Third Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$30,008	$47,658	$113,648	$175,231
Plus: interest expense	—	741	5	2,303
Less: interest income on Secured Note	—	(15,031)	—	(44,353)
Less: investment interest and other	(745)	(218)	(1,294)	(577)
Plus: income tax expense	6,249	12,166	34,463	47,186
Plus: amortization of intangible assets	2,105	2,105	6,315	6,315
Plus: depreciation and amortization	5,671	5,580	17,023	16,401
EBITDA	43,288	53,001	170,160	202,506
Plus: contributions in lieu of state income taxes	5,000	5,000	5,000	5,000
Plus: loss on fixed asset disposal	491	—	1,155	—
Plus: share-based compensation	3,123	2,757	9,484	8,715
Plus: litigation and regulatory reserves	1,188	917	3,316	2,163
Adjusted EBITDA	$53,090	$61,675	$189,115	$218,384

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets and loss on disposal of fixed assets allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three-months and nine-months ended September 30, 2022 and 2021, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

	(Unaudited, in thousands except per share data)
GAAP Net income	$30,008	$47,658	$113,648	$175,231
Amortization of intangible assets	2,105	2,105	6,315	6,315
Loss on disposal of fixed assets	491	—	1,155	—
Income tax effects of adjustments(1)	(447)	(428)	(1,738)	(1,340)
As Adjusted, Non-GAAP Net income	$32,157	$49,335	$119,380	$180,206

GAAP Diluted income per share	$0.96	$1.08	$3.47	$3.86
Amortization of intangible assets (2)	$0.05	$0.03	$0.15	$0.11
Loss on disposal of fixed assets (3)	$0.01	$—	$0.03	$—
As Adjusted, Non-GAAP Diluted income per share	$1.02	$1.11	$3.65	$3.97

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended September 30, 2022 and 2021, respectively, and net of an income tax benefit of $0.04 and $0.03 for the nine months ended September 30, 2022 and 2021, respectively.
(3)	The loss on disposal of fixed assets per diluted share is net of an income tax benefit of nil for the three months ended September 30, 2022 and net of an income tax benefit of $0.01 for the nine months ended September 30, 2022.